Exhibit 21.1
LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization

AirComp LLC	Delaware
Allis-Chalmers Holdings Inc.	Delaware
Allis-Chalmers Management LLC	Texas
Allis-Chalmers Production Services LLC	Texas
Allis-Chalmers Rental Services LLC	Texas
Allis-Chalmers Tubular Services LLC	Texas
DLS Argentina Limited	British Virgin Islands
DLS Drilling, Logistics and Services Company	British Virgin Islands
Elway Merger Sub, Inc.	Delaware
Petro-Rentals LLC	Louisiana
Rebel Rentals LLC	Louisiana
Strata Directional Technology LLC	Texas
Tanus Argentina S.A.	Argentina